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                                                                     EXHIBIT 5.0

                                   Law Offices
                            KELLEY DRYE & WARREN LLP
                            8000 Towers Crescent Dr.
                                   Suite 1200
                             Vienna, Virginia 22182
                            Telephone (703) 918-2300

                                 August 30, 2002

Board of Directors
Harrington West Financial Group, Inc.
610 Alamo Pintado Road
Solvang, California 93463

      Re:   Registration Statement on Form S-1

Ladies and Gentlemen:

      In connection with the registration under the Securities Act of 1933, as amended (the "Act"), of up to $21.0 million aggregate amount of shares of common stock, $.01 par value ("Common Stock") of Harrington West Financial Group, Inc. a Delaware corporation (the "Corporation"), we have been requested to render our opinion as your special counsel as to the validity of the Common Stock.

      In connection with this opinion, we have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. We have relied as to all matters of fact upon written or oral representations of certificates of officers of the Corporation and public officials, and we have assumed the accuracy of all statements of fact therein without any independent investigation thereof.

      The opinion which we render herein is limited to those matters governed by the federal laws of the United States and the State of Delaware as of the date hereof and do not express any opinion as to the laws of any other jurisdiction. We assume no obligation to revise or supplement the opinions rendered herein should the above-referenced laws be changed by legislative or regulatory action, judicial decision or otherwise We express no opinion as to compliance with Delaware securities or "blue sky" laws and the opinions set forth herein are qualified in that respect.

      Based on the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, as of the date hereof we are of the opinion that, when the Registration Statement has become effective under the Act and the Common Stock has been issued and delivered as contemplated in the Registration Statement, the shares of the Common Stock will have been duly authorized and validly issued and will be fully paid and non-assessable when delivered against payment therefore.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading "Legal Matters" in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                    Very truly yours,


                                    /s/ KELLEY DRYE & WARREN LLP